    NCRATLEOS

PERSONAL AND CONFIDENTIAL
8-JAN-2024

Andrea Burson

Dear Andrea,

We are pleased to present you with a promotion to a new executive position at Cardtronics USA, Inc., the operating subsidiary of NCR Atleos Corporation (the "Company"). I am confident you will continue to embrace our customers-at-our-core culture and be a key contributor to our company. On behalf of NCR Atleos, we look forward to continued success with you as part of our team.
This letter describes the executive programs at NCR Atleos and the Company in which you are eligible to participate as an executive in your grade level in accordance with the terms and conditions of each program.

Employer (Legal Entity):
Cardtronics USA, Inc.

Position:
Executive Vice President and Chief Human Resources Officer of NCR Atleos.

Job Grade:
This position is a Grade ES.

Reporting To:
Tim Oliver, Chief Executive Officer

Business Unit:
Human Resources

Location:
Atlanta HQ North Tower Office

Promotion Start Date:
January 27, 2025

Base Salary:
Your annual base salary will increase to $375,000.00 per year, commencing as of your Promotion Start Date. The Company operates on a bi-weekly pay schedule published on The Bridge.

Short-term Incentive Program (Trailblazer Incentive Plan or Management Incentive Plan):
You are eligible to receive an annual cash bonus under our short-term incentive program based on the Company's results and your individual performance during the 2024 calendar year. This program supports our Company's annual strategic business imperatives and links variable pay to your contribution and impact on the future growth of the Company. The current terms of the program can be found on The Bridge, which are subject to change from time to time as determined at the discretion of the Compensation & Human Resource Committee of the NCR Atleos Corporation Board of Directors (the "Committee").

Your 2024 short-term incentive cash bonus is payable in the first calendar quarter of 2025 and no later than March 15, 2025. In recognition of your interim service as acting Chief Human Resource Officer during the partial year in 2024, your 2024 short-term cash incentive payment will be $250,000 and will be payable to you in or about March 2025. You must be a current employee at the time of payment in order to receive the bonus payment.

Going forward, your short-term incentive opportunity for the 2025 plan year will be 80% of base salary, which is typically payable to you in or about March 2026. You must be a current employee at the time of payment in order to receive the short-term incentive payment.

Note that this short-term incentive bonus program at NCR Corporation prior to the company split in October of 2023 was called the "Management Incentive Plan" or "MIP." The Company is not continuing to use this name of the bonus program going forward and instead refers to this short-term incentive program for executives at your grade level as the "Trailblazer Incentive Plan").

Annual Equity Grant (Long-term Incentive Program):
Our long-term incentive program drives our Company's long-term strategy and investor wealth creation as well as recognizes top talent critical to delivering our vision and strategy.

As an executive at NCR Atleos, you will participate in the annual long-term incentive program. For 2025, your target equity incentive award will be US$425,000 and comprised of equity grants of the same type and in the same proportion as are awarded to other senior executives of NCR Atleos under our 2023 Stock Incentive Plan, which is administered by Fidelity Investments®. As an eligible participant, you will be considered for an annual long-term incentive equity award based on your individual contributions, your relative performance amongst peers, as well as your future potential to contribute to NCR Atleos' success. Long-term incentive equity awards are not guaranteed and are generally granted during the first quarter of each year, subject to approval by the Committee.

You must be a current employee of the Company on the applicable grant date in order to be eligible to receive any long-term incentive equity award. Other award terms are set forth in the 2023 Stock Incentive Plan governing these awards, and you must electronically accept the award agreement each time one is made in order to be eligible to receive its benefits. If you have questions about your equity or shares, call the Fidelity Stock Plan Services Line at 1-800-544-9354. For questions that Fidelity is unable to answer, contact the Company by e-mail at administration.stock@ncratleos.com

Stock Ownership Guideline:
As an executive of the Company in this role, you are expected to own equity of NCR Atleos Corporation equaling at least 3 times your base salary by the end of the year in 2029.

lObS-1 Stock Trading Program:
This is a program where executives are permitted, but not required, to file a "10b5-1 plan" to enable you, as a corporate insider, to trade shares of NCR Atleos stock during periods where such trading would otherwise be prohibited due to insider trading laws. The ability to trade under a 10b5-1 plan is founded on the principle that the executive no longer has investment discretion and all trading is executed pursuant to the parameters of the pre-established trading 10b5-1 plan. This allows you to meet diversification goals when necessary, although you still must continue to meet or exceed the stock ownership guidelines for your role. All 10bS-1 plans must be preapproved by the General Counsel and Chief Executive Officer.

Reservation of Rights and Variations
This letter summarizes certain terms and conditions of the executive programs discussed herein (as may be amended at any time, the "Plans") and does not attempt to provide every detail. Your benefits and compensation are subject to the terms and conditions set forth in the Plans, and if there is a conflict between this letter and the Plans, or if the Plans have provisions or restrictions not set forth in this letter, the terms of the Plans shall control. The Company reserves the right, in its sole and absolute discretion, to amend or terminate the Plans at any time, for any reason, without the consent of any other person.

The Company also reserves the right to make reasonable changes to any of the terms of your employment. You will be notified in writing of any changes as soon as possible and in any event within one month of the change. This letter is not an employment contract and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term.

Andrea, I am excited about the contributions, experience and knowledge you continue to bring to the Company. We have assembled some of the best professionals in the industry and are convinced that your expertise will help us further enhance the Company's reputation.

Sincerely,
Tim Oliver
Chief Executive Officer ofNCRAtleos Corporation

Accepting the Promotion:
By accepting and signing the Company's promotion letter, you acknowledge that this promotion letter reflects the general description of the terms and conditions of your employment with the Company and is not a contract of employment for any definite duration of time. The employment relationship with the Company is by mutual consent ("Employment at Will"). This means either you or the Company have the right to discontinue the employment relationship with or without cause at any time and for any reason.
I have read the foregoing information relative to the Company's conditions of employment and understand that my promotion is conditioned upon their satisfaction.
Andrea Burson    Date    J    '

Executive Severance Plan:
You are eligible to participate in the NCR Atleos Executive Severance Plan. Under this plan, severance benefits are paid to you upon an involuntary termination without cause, a voluntary termination for good reason, death, or disability. In the event of a termination within two years following a change in control, you will receive the greater of the benefits under this plan and the benefits under the NCR Alteos Change in Control Severance Plan (described below). To receive any severance benefits, you are required to execute the Company's standard form of general release of all claims, as set out in the plan.

Change in Control Severance Plan:
You are eligible to participate in the NCR Atleos Change in Control Severance Plan. Under this plan, severance benefits are paid to you upon an involuntary termination without cause or a voluntary termination for good reason within two years following a change in control. Under the plan, a change in control is defined as (i) acquisition of beneficial ownership of30% or more of Company shares, (ii) board members before transaction cease to constitute majority, (iii) reorganization, merger, consolidation, sale or other disposition of all or substantially all Company assets, unless several conditions are met, including that the pre-transaction beneficial owners retain over 50% ownership following the transaction in the same proportion as their pre-transaction ownership, or (iv) shareholder approval of a complete liquidation of the Company. To receive any severance benefits, you are required to execute the Company's standard form of general release of all claims, as set out in the plan.

Executive Relocation:
To assist with your move to Atlanta, Georgia where our headquarters are located, you are entitled to receive the executive relocation package described in the Appendix to this letter.

Vacation/Holidays:
Under the Company's vacation policy, you are entitled to receive paid vacation days based on your new grade level ofE5.

Section 409A of the Code:
While the tax treatment of the payments and benefits provided under this letter is not warranted or guaranteed, it is intended that such payments and benefits shall either be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"). This letter shall be construed, administered and governed in a manner that effects such intent. In particular, and without limiting the foregoing, any reimbursements or in-kind benefits provided under this letter that are taxable benefits (and are not disability pay or death benefit plans within the meaning of Section 409A of the Code) shall be subject to the following rules:
•Any such reimbursements shall be paid no later than the end of the calendar year next following the calendar year in which you incur the reimbursable expenses.
•The amount of reimbursable expenses or in-kind benefits that the Company is obligated to pay or provide during any given calendar year shall not affect the amount of reimbursable expenses or in-kind benefits that the Company is obligated to pay or provide during any other calendar year.
•Your right to have the Company reimburse expenses or provide in-kind benefits may not be liquidated or exchanged for any other benefit.
Notwithstanding any other provision of this letter, the Company may withhold from any amounts payable hereunder, or any other benefits received pursuant hereto, such minimum federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.
Annual Performance Assessment:
Your annual performance and compensation, including any future equity awards, will be assessed and determined in the first quarter of each year or at any other time as determined by the Company, at its discretion.